Exhibit (a)(1)(I)

Amended Transfer Agreement Instructions

TO SELL YOUR SHARES, PLEASE COMPLETE THE TRANSFER AGREEMENT

1.
Complete the Amended Transfer Agreement mailed to you by the Purchaser, or if the amended Transfer Agreement cannot be found, download the required documents from the Web Portal and complete using the instructions below.

OR

Logon to the Web Portal at http://www.cfxtender.com/InvenTrust, and complete the forms online and follow the instructions within the Web Portal.

2.
Fill in the Name and Address information of record for the Shares you hold, PLUS your Email Address and Phone Number. See the sample Statement of Ownership for information on how to complete this section.

3.	Complete the Amended Transfer Agreement and remember to: Check the box to sell ALL your Shares, OR fill in the number you wish to sell.

4.	Sign the Agreement, print your name and the date. Provide your social security number or the tax number of the entity that you are signing for. Each Joint Owner must sign.

5.	PLEASE INCLUDE THE DOCUMENTS LISTED BELOW AS APPROPRIATE FOR YOUR SITUATION:

a.	Shares held in an IRA or other custodial account: put the name of the custodian, FBO name, and account number in Section 1 of the Transfer Agreement, on the Name lines.

b.	Shares held in Trust: copy of trust agreement pages which identify the trust, trustee(s) & the signature page(s).

c.	Shares held by Deceased/Estate: certified copy of death certificate, plus the will, letters testamentary or court order naming administrator or executor.

d.	Shares held by Partnership: copy of partnership agreement.

e.	Shares held by Corporation: copy of corporate resolution for authority to sell.

f.	Shares held by Limited Liability Company: copy of operating or members agreement.

g.	Shares held in Pension/Profit-Sharing Plan: copy of adoption agreement/bylaws identifying name of trust & signature(s) of trustee(s).

6.	Share Certificates: It is our understanding that this company has not issued certificates to stockholders unless you made a special request. If so, please contact the Tender Service Agent.

7.	Proof of Share Ownership or Statement of Ownership: Please provide a copy of a confirmation document or account statement that shows the number of Shares you own.

QUESTIONS? Call the Tender Service Agent at (646) 883-2396, or email your questions to tender@CFXtender.com

SEND ORIGINAL, IF NOT COMPLETED ONLINE, TO:
CFX Direct LLC
226 W Ojai Ave #101-512
Ojai, CA 93023